                                                                    Exhibit 99.1

CONFERENCE CALL SCHEDULED FOR 10:00 A.M. ET, MONDAY, MAY 13TH

HANOVER COMPRESSOR REPORTS HIGHER REVENUE, LOWER CASH FLOW AND FULLY DILUTED EPS FOR 1Q02

HOUSTON, May 13, 2002 - Hanover Compressor Company (NYSE: HC), a leading provider of outsourced natural gas compression services, today reported higher revenues but lower cash flow and earnings per share for the first quarter ended March 31, 2002, compared with the same period a year earlier. The lower results reflected reduced capital spending by gas producers, the effect of currency devaluations in Argentina and Venezuela and recent currency related legislative changes in Argentina.

First quarter total revenue was $260.9 million compared with $229.9 million a year earlier. Cash flow (net income before interest expense, leasing expense, distributions on mandatorily redeemable convertible preferred securities, income tax, and depreciation and amortization) declined 6 percent to $65.5 million compared with $69.5 million for the same quarter a year earlier. Net income was $5.0 million or $0.06 per fully diluted share, compared with $19.8 million or $0.27 per fully diluted share for the same period year over year. First quarter 2002 net income reflects a charge of $0.12 per fully diluted share for the impact of foreign currency translation. Cash flow excluding the impact of translation related charges was $80.3 million for first quarter 2002 compared with $69.6 million for the same period in 2001. Earnings before currency translation related charges were $14.7 million or $0.18 per fully diluted share, compared with $19.7 million or $0.27 per fully diluted share a year earlier. Fully diluted shares for the quarter ended March 31, 2002 were 82.2 million compared with 75.9 million for the year earlier period.

"During the first quarter of 2002, Hanover experienced strong revenue growth in our core domestic compression rental business, but lower revenues than forecasted in our parts and services segment, equipment fabrication business, and in the international compression rental business," said Michael J. McGhan, President and Chief Executive Officer. "The Company's financial results for the quarter reflected lower capital spending by our customers as a consequence of recent South American political events and domestic and international economic conditions. Reduced customer capital spending primarily impacted our fabrication business and parts and services business. Despite general weakness in the energy services market, Hanover's domestic compressor rental business continued to achieve strong profitability. Additionally, the Company's first quarter horsepower utilization rate of approximately 92 percent was higher than the average industry rate which we believe to be approximately 87 percent." Mr. McGhan stated that first quarter 2002 results reflect the contribution of two strategic acquisitions completed during 2001, OEC Compression Corporation and Production Operators, Inc., previously a subsidiary of Schlumberger. McGhan continued, "During the remainder of 2002, Hanover's primary focus will be on the successful integration of these acquisitions as our Company continues to target a reduction in 2002 capital expenditures to a self-funded level."

John E. Jackson, Senior Vice President and Chief Financial Officer, said first quarter 2002 results included the negative impact of foreign currency translation mainly resulting from Hanover's Venezuela and Argentina operations totaling approximately $9.7 million after tax, or $0.12 per fully diluted share which includes the effect of currency devaluation and a legislative change in Argentina. "In early January 2002, the Argentine government announced that liabilities owed in U.S. dollars could be paid with Argentine pesos on a one-for-one basis plus an `equitable adjustment' as agreed by the parties. While Hanover has not finalized negotiations with customers, the Company believes the eventual settlements will partially mitigate the unfavorable financial impact recorded in the current quarter." Currently, Hanover's presence in Argentina is comprised of approximately 162,000 horsepower, which represents 5% of the Company's fleet.

Jackson said first quarter 2002 results have benefited from the adoption of Financial Accounting Standard 142 "Goodwill and Other Intangible Assets", which eliminates the amortization of goodwill. As a result, the first quarter 2002 results reflect a reduction in amortization expense of $2.4 million ($1.5 million after tax) from the same period last year. The Company's first quarter 2002 results were also impacted by a change regarding the estimated useful life of certain types of the Company's compression equipment. This change in estimate was previously announced in the Company's third quarter 2001 earnings release. The favorable net impact of this change for the first quarter 2002 was approximately $2.0 million or $0.02 per share.

Compression rental revenues for the quarter grew 61% over the first quarter 2001 to $128.9 million. Gross profit margins for the compression rental segment in the first quarter of 2001 and 2002 were 67%. Related compression parts and service segment revenues increased 34% over the first quarter a year ago to $67.6 million, delivering gross profit margins of 17% for the first quarter 2002 versus 41% in the first quarter 2001. Compressor fabrication revenue decreased 52% over the same quarter a year earlier to $26.1 million. Compressor fabrication gross profit margin for the quarter was 14%, versus 15% in the first quarter 2001. Production and processing equipment fabrication revenue was $33.1 million compared with $41.6 million in the year earlier quarter, while that business segment generated gross profit margins of 14% for the quarter compared with 19% in the first quarter 2001. On a consolidated basis, Hanover's cash flow margin for the first quarter was 25%, or excluding the impact of translation related charges 31%, compared with 30% for the prior year period.

The Company's rental fleet totaled approximately 3.6 million horsepower at March 31, 2002 an increase of 46% over March 2001, reflecting the impact of both acquisitions and continued organic growth in customer demand for outsourced compression services.

Conference Call Details

The Company will host a conference call at 10 a.m. ET, Monday, May 13, to discuss financial results. To access the call, participants should dial 719-867-0640 ten minutes before the scheduled start time. For those unable to participate, a replay will be available from 1:30 p.m. ET on Monday, May 13, until midnight on Sunday, May 19. To listen to the replay, please dial 719-457-0820, access code 771837.

About Hanover Compressor

Hanover Compressor Company (www.hanover-co.com) is the global market leader in full service natural gas compression and a leading provider of service, financing, fabrication and equipment for contract natural gas handling applications. Hanover provides this equipment on a rental, contract compression, maintenance and acquisition leaseback basis to natural gas production, processing and transportation companies that are increasingly seeking outsourcing solutions. Founded in 1990 and a public company since 1997, Hanover's customers include premier independent and major producers and distributors throughout the Western Hemisphere.

                                     # # #

Certain matters discussed in this press release are "forward-looking statements" intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such because of the context of the statement and will include words such as "believes," "anticipates," "expects," "estimates," or words of similar import. Similarly, statements that describe Hanover's future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties, which could cause actual results to differ materially from those anticipated as of the date of this press release. These risks and uncertainties include: the loss of market share through competition; the introduction of competing technologies by other companies; a prolonged, substantial reduction in oil and gas prices which could cause a decline in the demand for Hanover's compression and oil and gas production equipment; new governmental safety, health and environmental regulations which could require Hanover to make significant capital expenditures; inability to successfully integrate acquired businesses; currency fluctuations; changes in economic or political conditions in the countries in which Hanover operates; and legislative changes in the various countries in which Hanover does business. The forward-looking statements included in this press release are only made as of the date of this press release, and Hanover undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances. A discussion of these factors is included in the Company's periodic reports filed with the Securities and Exchange Commission.
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                           HANOVER COMPRESSOR COMPANY
                   CONDENSED CONSOLIDATED STATEMENT OF INCOME
        (in thousands of dollars, except per share amounts)(unaudited)

                                                                                              Three Months Ended
                                                                                                  March 31,
                                                                                             2002            2001
                                                                                        ---------------- --------------
Revenues:
   Rentals                                                                                    $ 128,871       $ 79,862
   Parts, service and used equipment                                                             67,587         50,334
   Compressor fabrication                                                                        26,058         54,651
   Production and processing equipment fabrication                                               33,132         41,612
   Equity in income of non-consolidated affiliate                                                 4,932            750
   Other                                                                                            326          2,735
                                                                                        ---------------  -------------
                                                                                                260,906        229,944
Expenses:
   Rentals                                                                                       42,674         26,712
   Parts, service and used equipment                                                             56,194         29,840
   Compressor fabrication                                                                        22,399         46,256
   Production and processing equipment fabrication                                               28,537         33,768
   Selling, general and administrative                                                           34,671         20,736
   Depreciation and amortization                                                                 24,376         17,403
   Leasing expense                                                                               22,928         15,288
   Interest expense                                                                               8,262          2,986
   Distributions on mandatorily redeemable convertible preferred securities                       1,593          1,593
   Foreign currency translation                                                                  12,681            155
   Change in fair value of derivative financial instruments                                     (2,010)          2,992
   Other                                                                                            211             --
                                                                                        ---------------  -------------
                                                                                                252,516        197,729
                                                                                        ---------------  -------------
Income before income taxes                                                                        8,390         32,215
Provision for income taxes                                                                        3,356         12,242
                                                                                        ---------------  -------------
Net income before cumulative effect of accounting change                                          5,034         19,973
   Cumulative effect of accounting change for
        derivative instruments, net of income tax                                                    --          (164)
                                                                                        ---------------  -------------
Net Income                                                                                     $  5,034       $ 19,809
                                                                                        ===============  =============

Diluted net income per share:
   Net income before cumulative effect of accounting change                                    $  5,034       $ 19,973
   Distributions on mandatorily redeemable
           convertible preferred securities, net of income tax                                       --          1,036
   Cumulative effect of accounting change, net of income tax                                         --          (164)
                                                                                        ---------------  -------------
Net income for purposes of computing diluted net
           income per share                                                                    $  5,034       $ 20,845
                                                                                        ===============  =============

Earnings per common share:
   Basic                                                                                        $  0.06        $  0.30
   Diluted                                                                                      $  0.06        $  0.27

Weighted average common and common equivalent shares outstanding:
   Basic                                                                                         79,195         66,869
   Diluted                                                                                       82,190         75,904